Memo: 6416409
Transaction Detail
Memo: 6416409
External Id:

Account:	2312		USAZ VK GROWTH
Security:	481130102		JOURNAL COMMUNICATIONS
 Tran Code:	BUY				Local	Trade	Settle
Base					USD	USD
Trade Date:	23-Sept-03			Shares/Par:	12,700.0000
Effective Date:	25-Sept-03	Price/Share:	15.00000
		15.000000
Contractual Settle Date:	29-Sept-03	29-Sept-03
Principal:	(190,500.00)		(190,500.00)
Actual Settle Date:	29-Sept-03	29-Sept-03		Income:
				Total Cash:		(190,500.00)
Executing Broker:	MERRILL			Cost:	190,500.00
	190,500.00
Clearing Broker:				Amortization:	-
Commission Reason:				Commission:	-
Commission Indicator:	C			Expense:	-
Exchange:				Gain / Loss:	-		-
Advisor:
 Principal/Agent:
 Commitment Flag:
 Comfirmation Flag:	C
Location Code:
Reversed By:	0

UNDERWRITING

Morgan Stanley, Goldman, Sachs & Co., Credit Suisse First Boston,
Merrill Lynch & Co. and Robert W. Baird & Co. are acting as joint bookrunning Managers of this offering.

Subject to the terms and conditions stated in the underwriting
Agreement dated the date of this prospectus supplement, each underwriter has agreed to purchase, and we have agreed to sell to that underwriter, their portion of the 16.854 million shares.

USAllianz Variable Insurance Products Trust